Exhibit 2.1

AGREEMENT AND PLAN
OF MERGER

This Agreement and Plan of Merger (the “Agreement”), is made as of the11th day of December, 2013, by and between Sunrise Global, Inc., a Nevada corporation (“Parent”) and Greenkraft, Inc., a Nevada corporation (“Subsidiary”).

RECITALS

A.           Parent owns one-hundred percent (100%) of each class of the outstanding shares of the capital stock of Subsidiary.

B.           Parent and Subsidiary desire to merge Subsidiary with and into Parent pursuant to Nevada Revised Statute (“NRS”) 92A.180(1) on the terms set forth below.

WHEREFORE, the parties agree as follows:

TERMS AND CONDITIONS OF THE MERGER

1.           Merger.    Subsidiary shall be merged with and into Parent (the “Merger”) pursuant to NRS 92A.180(1), and Parent shall be the surviving corporation effective upon the date when Articles of Merger are filed with the Secretary of State of the State of Nevada (the “Effective Date”).

2.           Succession.   On the Effective Date, Parent shall continue its corporate existence under the laws of the State of Nevada, and the separate existence and corporate organization of Subsidiary, except insofar as it may be continued by operation of law, shall be terminated and cease.

3.           Transfer of Assets and Liabilities. On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Parent and the Subsidiary (collectively, the “Constituent Corporations”) shall be vested in and possessed by the Parent, subject to all of the liabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Parent; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Parent as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their stockholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved or repaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgments as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Parent, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

4.           Treatment of Subsidiary Shares.  By virtue of the Merger, each then outstanding share of common stock of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof.

5.           Treatment of Parent Shares.  By virtue of the, each then outstanding share of common stock of the Parent shall remain unchanged and continue to remain outstanding as one share of common stock of the Parent, held by the person who was the holder of such share of common stock of the Corporation immediately prior to the Merger.

6.           Amendment to Certificate of Incorporation.  The Articles of Incorporation of the Parent as in effect immediately prior to the effective time of the Merger shall be the Articles of Incorporation of the surviving corporation, except that Article FIRST thereof shall be amended to read in its entirety as follows:

Article 1 – Name of Corporation

   Greenkraft, Inc.

7.           Further Assurances.  From time to time, and when required by the Parent or by its successors and assigns, there shall be executed and delivered on behalf of Subsidiary such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in Parent the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Subsidiary and otherwise to carry out the purposes of this Agreement, and the officers and directors of Parent are fully authorized in the name and on behalf of Subsidiary or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

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WHEREAS, the parties hereto have entered into the foregoing Agreement and Plan of Merger as of the date first above written.

SUNRISE GLOBAL, INC.,
a Nevada corporation

By:	/s/ George Gemayel
George Gemayel, President

GREENKRAFT, INC.
a Nevada corporation

By:	/s/ George Gemayel
George Gemayel, President